The Cincinnati Insurance Company ■ The Cincinnati Indemnity Company

The Cincinnati Casualty Company ■ The Cincinnati Specialty Underwriters Insurance Company

The Cincinnati Life Insurance Company ■ CFC Investment Company ■ CSU Producer Resources Inc.

Michael J. Sewell, CPA

Chief Financial Officer

Notice of Blackout Period to Directors and Executive Officers of Cincinnati Financial Corporation

January 8, 2013

To Members of the Board of Directors and Executive Officers:

The Sarbanes-Oxley Act of 2002 requires Cincinnati Financial Corporation to notify you of an upcoming, temporary restriction for participants of CFC’s Top Hat Savings Plan (the Plan).

From 4:00 p.m. on January 24, 2013 until the week of February 17, 2013, CFC will be transitioning the recordkeeping services for the Plan from Fifth Third Retirement Services to Fidelity Workplace Investing LLC. During this blackout period, participants in the Plan may not buy, sell, transfer, rebalance or make any transactions. Please see the attached transition guide from Fidelity which notifies plan participants of this restriction.

Since the Plan includes the company’s common stock as an investment option through the CFC Stock Fund, the Act also requires that you are prohibited from directly or indirectly purchasing, exercising, selling or otherwise transferring equity securities of CFC during the blackout period, other than in an exempt transaction if those securities were acquired in connection with your service or employment as director or executive officer of CFC. Not all transactions in such securities are exempt. Please call Lisa Love, 513-870-2288, to discuss any proposed exempt transactions.

These prohibitions are in addition to any other trading restrictions to which you may be subject pursuant to federal securities laws or because of other regular or special trading blackout periods that may also be in effect.

For more information, please call me, 513-603-5075.

Sincerely,

/s/ Michael J. Sewell
Michael J. Sewell

Mailing Address: P.O. Box 145496 • Cincinnati, Ohio 45250-5496 ■ Headquarters: 6200 S. Gilmore Road • Fairfield, Ohio 45014-5141

www.cinfin.com ■ 513-870-2000